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Exhibit 21

WASHINGTON MUTUAL, INC.

SUBSIDIARY LISTING

WASHINGTON MUTUAL BANK

Chartered under the laws of the State of Washington

NEW AMERICAN CAPITAL, INC., a Delaware corporation

DBA:
Washington Mutual Bank, FA
(Federally chartered under the laws of the United States)

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  Exhibit 21